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FORM OF TAX OPINION OF MCDERMOTT WILL & EMERY LLP

December 26, 2006

MedPanel, Inc.
44 Brattle Street, Suite 4
Cambridge, Massachusetts 02138

Re:	MedPanel, Inc./MCF Corporation

Ladies and Gentlemen:

You have asked our opinion as to certain U.S. federal income tax consequences of the merger (the “First Merger”) of MedPanel Acquisition I Corp. (“Merger Sub One”), a wholly owned subsidiary of MCF Corporation, a Delaware corporation (“Parent”), with and into MedPanel, Inc. (the “Company”) with the Company being the surviving corporation, followed by the merger (the “Second Merger”, and together with the First Merger, the “Mergers”) of the Company with and into Panel Intelligence, LLC (“Merger Sub Two”), a Delaware limited liability company and direct wholly-owned subsidiary of the Parent, with Merger Sub Two being the surviving entity, all pursuant to the Agreement and Plan of Merger made and entered into effective as of November 6, 2006 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

In formulating our opinion, we have examined the Agreement, the Registration Statement on Form S-4 of Parent (the “Registration Statement”), and the Prospectus/Information Statement relating to the Agreement included therein (the “Prospectus/Information Statement”), as filed with the Securities and Exchange Commission on December [22], 2006, and such other documents as we deem relevant for purposes of this opinion. In addition, we have assumed with your consent that (i) the Mergers will be consummated in the manner contemplated by the Registration Statement and the Prospectus/Information Statement and in accordance with the provisions of the Agreement and none of the terms and conditions contained therein have been or will be modified in any respect relevant to this opinion; (ii) the statements concerning the Mergers, other than those relating to the U.S. federal income tax consequences of the Mergers, set forth in the Registration Statement and the Prospectus/Information Statement, including the purposes of the parties for consummating the Mergers, are true, accurate and complete and will continue to be true, accurate and complete through and as of the Effective Time and the Second Effective Time; (iii) the representations made to us by Parent, Merger Subsidiary One, Merger Subsidiary Two and the Company in connection with the Merger (in the form of officers’ certificates dated as of the date hereof (the “Officers’ Certificates”)) and delivered to us for purposes of this opinion are true, accurate and complete and will continue to be true, accurate and complete through and as of the Effective Time and the Second Effective Time; (iv) any representation or other statement in the Officers’ Certificates or the other documents referred to herein made “to the best of the knowledge” or similarly qualified is, and thereafter as relevant will be, in each case, correct without such qualification; (v) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the Officers’ Certificates; (vi) each of the Company, Parent, Merger Sub One and Merger Sub Two will comply with all reporting obligations with respect to the Mergers required under the Internal Revenue Code of 1986, as amended (the “Code”); (vii) the Agreement constitutes the legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms; (viii) there are no other understandings or agreements between or among the parties to the Agreement that bear directly or indirectly on the Mergers; and (ix) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time and the Second Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

MedPanel, Inc.
December 26, 2006

In rendering this opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any documents or materials or any assumption upon which we have relied (including, without limitation, the assumptions set forth above), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. We are not aware, however, of any material facts or circumstances contrary to or inconsistent with any fact or matter set forth in any documents or materials or any assumption upon which we have relied.

Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) for United States federal income tax purposes, the First Merger, together with the Second Merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code; and (ii) the discussion contained in the Prospectus/Information Statement under the caption “The Merger — Material United States Federal Income Tax Consequences of the Mergers,” insofar as it summarizes United States federal income tax law, is correct in all material respects as of the date hereof.

This opinion relates solely to the United States federal income tax consequences of the Mergers and no opinion is expressed as to federal tax consequences, other than those related to United States federal income taxes, or the tax consequences under any foreign, state or local tax law. This opinion is based on current United States federal income tax law and administrative practice in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. No ruling has been or will be sought from the IRS as to any United States federal income tax consequences of the Merger. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you as to any changes or new developments in United States federal income tax laws or the application or interpretation thereof.

MedPanel, Inc.
December 26, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the captions “The Merger — Material United States Federal Income Tax Consequences of the Mergers” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,